Dot Hill Systems: Investor Presentation NASDAQ: HILL Needham & Company Conference January 17, 2013

Safe Harbor and Non-GAAP Financial Measures During the course of this presentation, we may make forward-looking statements regarding the future events or the future performance including revenue and earnings per share performance of the Company. Actual events or results could differ materially. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s most recent Form 10-K and Form 10-Q. These documents identify important information and risk factors that could cause actual events or results to differ materially from those contained in any forward-looking statements. In addition, this investor presentation contains financial results for 2011 and/or 2012 that exclude the effects of stock-based compensation expense, legal settlements and their associated expenses, intangible asset amortization, restructuring and severance charges, charges or credits for contingent consideration adjustments, charges for impairment of goodwill and other long-lived assets, contra-revenue charges from the extension of customer warrants, specific and significant warranty claims arising from a supplier’s defective products, impacts associated with AssuredUVS software business, which the Company has substantially closed down, and the effects foreign currency gains or losses and are not in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that these non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP. A reconciliation of GAAP to non-GAAP measures is included in this investor presentation and in previous filings with the SEC. 1 NASDAQ: HILL January 2013

Dot Hill Investment Highlights 2 Very stable Core Server OEM business, with operating leverage upside and a solid balance sheet Data Explosion 95% of data saved was created within last 2 years Reduced Competition Industry consolidation has created opportunities in both OEM and channel Technology Innovation Product cycles are driving OEMs to re-evaluate partnerships NOW! Exploiting external catalysts Focusing on high growth, higher margin Vertical Markets Executing to drive acceleration of Non-HP business and EPS growth Increasing available market by 2.5X with new midrange products NASDAQ: HILL January 2013 • Favorable industry and competitive dynamics • Proven Technology – entry level market leader • Stable customer base with long term relationships • Healthy Insider ownership and shareholder alignment • $0.68 net cash per share, $0.38 EV per share, 0.11 EV X TTM (as of 01/14/13) Solid Investment Fundamentals

Dot Hill: Leader in the IP Landscape


US Issued Patents and Applications
Total U.S. Issued Patents
Total U.S. Published Applications
Hitachi
IBM
EMC
LSI
NetApp
Dell
Fujitsu
Oracle
Intel
Xyratex
Invensys
Silicon Graphics
FalconStor
Cisco
Lenovo


Issued U.S. Patents per $100M of Est. 2009 Revenue in Storage Business
0.0
20.0
40.0
FalconStor
LSI
Silicon Graphics
Hitachi
Xyratex
NetApp
Intel
Dell
EMC
Oracle
IBM


Average Issued U.S. Patent Score (ipCG Scoring Analysis)
34.0
44.0
Silicon Graphics
NetApp
Dell
Cisco
FalconStor
Intel
Xyratex
Hitachi
Invensys
EMC
Oracle
IBM
Lenovo
Fujitsu
LSI

- **QUALITY: Dot Hill is focused on developing strong IP to protect its business**
- **QUANTITY: Strong revenue protection with great patent coverage of revenue**

Source: ipCapital Group, Inc. (September 2011)

January 2013 NASDAQ: HILL

Financial Services • Design, manufacture & market enterprise storage solutions and Virtual RAID Adapters • Sold through OEMs & Branded Channel Partners • 550,000+ systems installed Dot Hill: Providing Storage Solutions 4 Streaming Video Retail Transactions ERP & Email Voicemail Dot Hill Storage Applications NASDAQ: HILL January 2013 Server Virtualization

WW Storage Market 2011-2016 5 0 2 4 6 8 10 12 14 16 18 20 2011 2012 2013 2014 2015 2016 Entry- Level Storage Revenue ($B) 0 2 4 6 8 10 12 14 16 18 2011 2012 2013 2014 2015 2016 Mid-range Storage Revenue ($B) Source: IDC, Bloomberg Industries 2012 NASDAQ: HILL January 2013

Small Independent Storage Vendors Dot Hill Routes to Market 6 OEM Vendors Server OEMs Vertical OEMs Large Independent Storage Vendors Direct Sales End Users Distri- bution NASDAQ: HILL January 2013 Routes to market Dot Hill Competition

Dot Hill’s Server OEM Foundation 7 NASDAQ: HILL January 2013 Server OEM business provides a solid technology and financial foundation to grow the Vertical Markets business and expand into Midrange products  WW Entry-level market share leader, shipping 3rd generation of AssuredSAN (IDC Bands 2-3) products  Agreement with HP has been extended to October 2016  Highly integrated development and supply chain engagement model  High volumes allows economy of scale leverage to other customers Customer Since 2007 HP: Cornerstone of Dot Hill’s Technology and Financial Foundation AssuredVRA Server OEMs Customer Since 2009 Customer Since 2010 iness and EPS growth Customer Since 2006 Customer Since 2012 Customer Since 2010 AssuredSAN Server OEMs

•Focus on Telcommunications, Media/Entertainment, Big Data, Oil and Gas and Digital Image Capture markets •2012 revenue anticipated to increase ~ 35% over 2011 LAUNCH OF MIDRANGE PRODUCTS •AssuredSAN Series 4000 & Pro Series 5000 products introduced with best in class Real Time Tiering • Increase Total Available Market for 2013 by 2.5X •7 OEM design wins (one named ), 7 additional prospects 2013 HILL Strategic Initiatives NASDAQ: HILL 8 Strategic Intent: Capitalize on storage industry consolidation and Dot Hill’s core Server OEM business to grow the top-line and create operating leverage GROWTH IN VERTICAL MARKETS THROUGH OEM AND CHANNEL SALES November 2012

Identified vertical markets based on potential revenue growth and margin. Vertical Markets Focus to Drive Growth NASDAQ: HILL 9 December 2012 Dot Hill products are uniquely suited to these segments: •NEBS and DC power for Telco applications • High speed throughput for frame rate video applications •Performance profile that provides high bandwidth and high transaction IO for Big Data applications and oil field exploration •RealStorTM software that adapts to dynamic workloads for real time Digital Image Capture applications Telco Media & Entertainment Big Data/ Data Analytics Oil & Gas Digital Image Capture

Vertical Markets: Positive Initial Results 10 Vertical Markets Year-Over-Year Quarterly Revenue Growth Rate ~ 35% anticipated growth in 2012 over 2011 -50% -25% 0% 25% 50% 75% 100% 125% 150% 175% Q1'11 Q2'11 Q3'11 Q4'11 Q1'12 Q2'12 Q3'12 Server-OEM Vertical Markets * * Q112 revenue benefited from a one-time order from a customer for approximately $7.0M. NASDAQ: HILL January 2013 Vertical Markets Revenue ($M) by Quarter $0 $2 $4 $6 $8 $10 $12 $14 $16 $18 $20

AssuredSAN 4000 Series High performance with maximum flexibility Midrange AssuredSAN Product Positioning 11 AssuredSAN Pro 5000 Series Real-time tiering intelligence for high performance SSD and high capacity HDD storage for dynamic workloads AssuredSAN 3000 Series Rock solid performance AssuredSAN 2000 Series Affordable, entry-level performance DISRUPTIVELY SIMPLE SERIOUSLY SMART PRO 5000 ROCK SOLID 3000 WICKED FAST 4000 VALUE 2000 $4.2B Price Band 5 $1.9B Price Band 2 $2.1B Price Band 3 $2.5B Price Band 4 MARKET TAM BY PRICE BAND NASDAQ: HILL January 2013 New midrange products increase TAM by $6.7B Total Market $10.6B

The Business Value of RealStor Software

dot HILL

Run your business in real time. RealStor.
Blend SSD performance and archive disk for rapidly changing workloads.

RealStor™

Accelerate your data with real time tiering.
Continuous improvement as hot data is moved to the SSD tier in real time.

RealTier™

Pay less now.
Buy less HDD storage through maximizing capacities – using storage when needed.

RealThin™

Spend time using your system, not managing it.
Eliminate the need to specify RAID levels and low level configuration details.

RealPool™

Peace of mind knowing your data is secure.
Quick RAID rebuild minimizes time and risk factors with rapid data restoration.

RealQuick™

January 2013 NASDAQ: HILL 12

RealStor™ Software — How it Works 13 Incoming Data Performance SSD Enterprise Class HDD Archive HDD Continuous Data Movement 5 SECONDS Hot Data Warm Data Cold Data January 2013 NASDAQ: HILL

Series 5000: Competitive Advantages 14 Dot Hill Pro 5000 Dell Compellent EMC VNX IBM V7000 Price Performance Tiering Data Protection Software Dot Hill Pro 5000 20% price advantage Fastest time to data Only real time tiering Dot Hill Pro 5000 Offers Compelling Value for Customers NASDAQ: HILL January 2013

A History of Industry Consolidation 15 2007 2008 2009 2010 2011 2012 2013 Pr im a ry Ma rk e t A cc e ss OEM Cha n nel Dir e ct Market Access for Dot Hill is Greatly Expanded 0.7X Estimated Acquisition Enterprise Value as Multiple of Last 12 Months Revenue 6.5X NM $300M 12.3X 6X 4.9X 5.5X 1.5X 12.7X 10X NASDAQ: HILL January 2013 A.BX

Typical OEM Sales Cycle



3-6 months
3-6 months
3-12 months
3-12 months
PHASE 1
PHASE 2
PHASE 3
PHASE 4
PROSPECTS
Product Evaluation
VERBAL AWARD
Contract and SOW
CONTRACT
Customize and Solution Integration
PRODUCT
OEM launch and ramp
REVENUE
CUSTOMERS
Incremental Opportunities

- Length of Cycle is dependent on size of Customer & Customization Requirements
- Phases 1 through 3 largely dependent on Dot Hill Execution; Phase 4 on Customer Execution

January 2013 NASDAQ: HILL 16

Incremental Opportunities & Design Win Pipeline 17 $50M+ NASDAQ: HILL January 2013 2014 Revenue Potential Phase 1-3 are likely to start generating revenue in 2013, ramping into 2014. 2014 revenue growth dependent on 2013 execution. Does not depend on new customer wins PHASE 1 PHASE 2 PHASE 3 PHASE 4 $5M $20M Prospect Pipeline Server OEM Media and Entertainment Digital Image Capture and Distribution Telecommunications Oil and Gas Other Big Data

Creating Operating Leverage (Non-GAAP) MINIMAL CAPITAL REQUIREMENTS OPERATING EXPENSE LEVERAGE GROSS MARGIN LEVERS BALANCE SHEET & CASH LEVERAGE Revenue Gross Margin Operating Expenses 2011 2015  Supply chain cost relatively fixed  Mix of lower margin Server OEM & higher margin Vertical Markets  Mix of “drive-less”, drive-full” and royalty based engagement models  Engineering investments leveraged over multiple customers  OEM sales focus on design wins and not demand generation  G&A costs relatively fixed  Low capital requirements, flexible manufacturing capacity through outsourced manufacturing  Low working capital needs - historically low inventory levels with similar AR and AP terms  $30M working capital line of credit and almost $40M net cash provides comfort to customers and suppliers  Enables investment in customer pipeline  Cash can be potentially deployed in customer inventory $ January 2013 NASDAQ: HILL

19 Improving Non-GAAP Financials Non-GAAP Revenue Non-GAAP Gross Margin Non-GAAP EBITDA ($K) NASDAQ: HILL January 2013

Why Dot Hill? 20 NASDAQ: HILL January 2013 • Core business is very stable, but growth if any likely to be modest • Industry Consolidation has significantly reduced potential Dot Hill Competition and consequently has generated many new opportunities • 2014 revenue growth dependent on execution & not incremental customer wins • Highly leveraged business model likely to drive strong non-GAAP EBITDA accretion

Thank you 21 NASDAQ: HILL January 2013

APPENDIX: Reconciliation of GAAP to Non-GAAP Financial Measures 22 NASDAQ: HILL January 2013

GAAP to Non-GAAP Reconciliation

dot HILL

UNAUDITED RECONCILIATION OF CONSOLIDATED NON-GAAP MEASURES
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended	
	September 30, 2011	June 30, 2012	September 30, 2012	September 30, 2011	September 30, 2012
Net revenue, as reported	$ 48,071	$ 47,768	$ 48,249	$ 150,424	$ 150,761
Effect of ITC revenue	(266)	(59)	(26)	(1,618)	(232)
Non-GAAP net revenue	$ 47,805	$ 47,709	$ 48,223	$ 148,806	$ 150,529
Gross profit, as reported	$ 8,042	$ 10,955	$ 12,224	$ 33,339	$ 38,353
Effect of stock-based compensation	252	167	144	670	483
Effect of severance costs	10	-	60	13	66
Effect of gain from insurance recovery	(555)	-	-	(555)	-
Effect of power supply component failures	2,300	-	-	2,300	-
Effect of ITC revenue	(266)	(59)	(26)	(1,618)	(232)
Effect of ITC expenses	498	119	70	1,125	545
Effect of long-lived asset impairment	2,928	-	-	2,928	-
Effect of intangible asset impairment	-	1,647	-	-	1,647
Effect of intangible asset amortization	522	266	245	1,561	952
Non-GAAP gross profit	$ 13,731	$ 13,095	$ 12,717	$ 39,763	$ 41,814
Operating expenses, as reported	$ 20,133	$ 15,603	$ 15,081	$ 48,521	$ 47,828
Effect of currency gain (loss)	485	29	133	401	(214)
Effect of stock-based compensation	(1,206)	(767)	(753)	(3,325)	(2,490)
Effect of contingent consideration adjustment	-	5	-	-	5
Effect of ITC expenses	(1,378)	(182)	(301)	(4,196)	(1,439)
Effect of goodwill impairment	(4,140)	-	-	(4,140)	-
Effect of restructuring (charge) recoveries	(659)	(73)	130	(655)	(544)
Effect of legal fees related to power supply component failure	-	-	(40)	-	(40)
Effect of severance costs	(67)	-	(11)	(113)	(20)
Non-GAAP operating expenses	$ 13,168	$ 14,615	$ 14,239	$ 36,493	$ 43,086
Net loss, as reported	$ (12,182)	$ (5,048)	$ (3,014)	$ (15,398)	$ (9,930)
Effect of currency (gain) loss	(485)	(29)	(133)	(401)	214
Effect of stock-based compensation	1,458	935	897	3,995	2,973
Effect of contingent consideration adjustment	-	(5)	-	-	(5)
Effect of restructuring charge (recoveries)	659	73	(130)	655	544
Effect of intangible asset amortization	522	266	245	1,561	952
Effect of gain from insurance recovery	(555)	-	-	(555)	-
Effect of power supply component failures	2,300	-	40	2,300	40
Effect of ITC expenses	1,876	301	370	5,321	1,983
Effect of ITC revenue	(266)	(59)	(26)	(1,618)	(232)
Effect of intangible impairment	-	1,647	-	-	1,647
Effect of long-lived asset impairment	2,928	-	-	2,928	-
Effect of goodwill impairment	4,140	-	-	4,140	-
Effect of severance costs	77	-	71	126	86
Non-GAAP net income (loss)	$ 472	$ (1,919)	$ (1,680)	$ 3,054	$ (1,728)
Non-GAAP net income (loss) per share					
Basic and diluted	$ 0.01	$ (0.03)	$ (0.03)	$ 0.05	$ (0.03)
Weighted average shares used to calculate net income (loss) per share:					
Basic	55,186	56,934	57,327	54,755	56,768
Diluted	55,702	56,934	57,327	55,829	56,768
Non-GAAP net income (loss)	$ 472	$ (1,919)	$ (1,680)	$ 3,054	$ (1,728)
Interest expense less ITC	21	7	626	34	1803
Income tax expense	75	400	153	190	462
Depreciation less ITC	1,082	632	12	1,986	26
Non-GAAP EBITDA	$ 1,650	$ (880)	$ (889)	$ 5,264	$ 563

January 2013 NASDAQ: HILL 23

GAAP to non-GAAP Reconciliation

DOT HILL SYSTEMS CORP.
UNAUDITED RECONCILIATION OF CONSOLIDATED NON-GAAP MEASURES
(In thousands, except per share amounts)

	2007	2008	2009	2010	2011
Net revenue, as reported	$ 207,095	$ 272,879	$ 234,383	$ 252,494	$ 197,461
Effect of warrants	-	(2,282)	-	-	(1,007)
Non-GAAP net revenue	$ 207,095	$ 275,161	$ 234,383	$ 252,494	$ 198,468
Gross profit, as reported	$ 26,433	$ 30,388	$ 37,827	$ 42,830	$ 41,633
Gross margin, as reported	12.8%	11.1%	16.1%	17.0%	21.1%
Effect of stock-based compensation	365	377	382	489	828
Effect of severance costs	50	246	-	37	13
Effect of warrants	-	2,282	-	-	1,007
Effect of gain from insurance recovery	-	-	-	-	(555)
Effect of power supply component failures	-	-	-	-	4,270
Effect of long-lived asset impairment	-	-	-	-	2,928
Effect of intangible asset amortization	1,625	-	-	2,004	2,054
Non-GAAP gross profit	$ 28,473	$ 33,293	$ 38,209	$ 45,360	$ 52,178
Non-GAAP gross margin %	13.7%	12.1%	16.3%	18.0%	26.3%
Net loss, as reported	$ (60,228)	$ (25,765)	$ (13,625)	$ (13,251)	$ (22,024)
Effect of currency (gain) loss	(2,220)	(586)	148	(189)	(254)
Effect of stock-based compensation	2,351	2,884	2,822	3,003	5,385
Effect of goodwill impairment	40,725	5,432	-	-	4,140
Effect of contingent consideration	-	-	(649)	(144)	21
Effect of restructuring charge	-	813	2,430	2,196	668
Effect of intangible asset amortization	2,102	1,559	1,135	2,004	2,054
Effect of gain from insurance recovery	-	-	-	-	(555)
Effect of power supply component failures	-	-	-	-	4,270
Effect of long-lived asset impairment	-	-	-	-	2,928
Effect of legal settlement	-	(3,836)	-	-	-
Effect of warrants	-	2,282	-	-	1,007
Effect of severance costs	974	533	-	95	126
Effect of Cloverleaf acquisition costs	-	-	469	314	-
Non-GAAP net income (loss)	$ (16,296)	$ (16,684)	$ (7,270)	$ (5,972)	$ (2,234)
Non-GAAP net income (loss)	$ (16,296)	$ (16,684)	$ (7,270)	$ (5,972)	$ (2,234)
Interest expense	(3)	57	57	36	44
Income tax expense	(177)	191	(40)	213	129
Depreciation	4,428	4,274	1,736	2,028	2,701
Non-GAAP EBITDA	$ (12,048)	$ (12,162)	$ (5,517)	$ (3,695)	$ 640

January 2013 NASDAQ: HILL 24

25 GAAP to non-GAAP Reconciliation – excl. NetApp 2007 2008 2009 2010 2011 Net revenue, as reported 207,095$ 272,879$ 234,383$ 252,494$ 197,461$ Effect of warrants - (2,282) - - (1,007) Removal of NetApp (25,857) (63,184) (57,966) (65,603) - Non-GAAP net revenue 181,238$ 211,977$ 176,417$ 186,891$ 198,468$ Gross profit, as reported 26,433$ 30,388$ 37,827$ 42,830$ 41,633$ Effect of stock-based compensation 365 377 382 489 828 Effect of severance costs 50 246 - 37 13 Effect of warrants - 2,282 - - 1,007 Effect of gain from insurance recovery - - - - (555) Effect of power supply component failures - - - - 4,270 Effect of long-lived asset impairment - - - - 2,928 Effect of intangible asset amortization 1,625 - - 2,004 2,054 Removal of NetApp (1,216) (5,019) (7,604) (8,540) - Non-GAAP gross profit 27,257$ 28,274$ 30,605$ 36,820$ 52,178$ DOT HILL SYSTEMS CORP. UNAUDITED RECONCILIATION OF CONSOLIDATED NON-GAAP MEASURES (In thousands, except per share amounts) NASDAQ: HILL January 2013

Non-GAAP Revenue Reconciliation 26 NASDAQ: HILL December 2012 Q1'10A Q2'10A Q3'10A Q4'10A Q1'11A Q2'11A Q3'11A Q4'11A Q1'12A Q2'12A Q3'12A Server $31,238 $38,944 $38,072 $43,270 $39,295 $42,767 $37,041 $36,407 $34,879 $36,164 $36,515 Vertical Markets $8,318 $5,841 $4,565 $7,408 $6,784 $8,359 $9,591 $10,449 $17,178 $10,034 $10,272 Services $1,941 $2,690 $2,105 $2,074 $2,464 $1,332 $1,173 $1,173 $2,539 $1,512 $1,436 Total Non-GAAP Revenue $41,496 $47,475 $44,741 $52,753 $48,543 $52,458 $47,805 $48,028 $54,596 $47,709 $48,223 UVS Revenue $93 $149 $39 $144 $631 $721 $266 $16 $147 $59 $26 HP Warrants -$1,007 NetApp $18,384 $17,870 $16,805 $12,544 Total GAAP Revenue $59,974 $65,493 $61,586 $65,440 $49,174 $53,179 $48,071 $47,037 $54,744 $47,768 $48,249

APPENDIX: Executive Management Stock Ownership 27 NASDAQ: HILL January 2013

• Based on management’s recommendation, Dot Hill’s Compensation Committee elected to grant performance-based stock or restricted stock (with 0-2 year vest periods) in lieu of cash to the company’s executives in order to: • Strengthen alignment with shareholder interests and • Encourage executives to “buy” and hold stock in Dot Hill • Other than shares withheld by the company for settlement of immediate tax liabilities (which were never sold in the open market) or the exercise of stock options that were expiring, neither of the company’s executive officers have sold stock or exercised options for the past six years • Award grants resulted in Dana Kammersgard, CEO, “purchasing” 270,444 shares or $432,339 and Hanif Jamal, CFO, “purchasing” 189,839 shares or $309,232, for a total of 460,283 shares with a net value of $741,571 2009-2011 Dot Hill Performance-Based Incentive Program 28 PERFORMANCE AWARDS SHARE PURCHASES Commitment of the Executive Officers to Dot Hill • In Q312, CEO, CFO and Directors purchased 100,000 shares of HILL in the open market NO STOCK SALES NASDAQ: HILL January 2013

2009-2011 Bonus Payments made in Stock

	Award Date	Vest Date	Exercise or Grant Value Price/Share	Vested Restricted Stock	Value on Vest	Shares Withheld for Taxes	Net Shares Settled	Value of Net Shares Settled
Dana Kammersgard	2/24/2009	1/21/2010	$ 1.69	87,500	$ 147,875	27,595	59,905	$ 101,239
President & CEO	1/20/2010	3/1/2011	$ 3.25	10,500	$ 34,125	3,558	6,942	$ 22,562
	1/20/2010	1/20/2012	$ 1.44	10,500	$ 15,120	3,705	6,795	$ 9,785
	5/10/2011	5/10/2011	$ 2.84	50,000	$ 142,000	15,540	34,460	$ 97,866
	3/9/2012	3/9/2012	$ 1.23	149,268	$ 183,600	47,231	102,037	$ 125,506
	5/10/2011	5/10/2012	$ 1.25	50,000	$ 62,500	15,540	34,460	$ 43,075
	5/10/2011	5/10/2012	$ 1.25	37,500	$ 46,875	11,655	25,845	$ 32,306
				395,268	**$ 632,095**	**124,824**	**270,444**	**$ 432,339**
Hanif Jamal	2/24/2009	1/21/2010	$ 1.69	75,000	$ 126,750	28,380	46,620	$ 78,788
CFO	1/20/2010	3/1/2011	$ 3.25	8,167	$ 26,543	2,826	5,341	$ 17,358
	1/20/2010	1/20/2012	$ 1.44	8,167	$ 11,761	2,881	5,286	$ 7,612
	5/10/2011	5/10/2011	$ 2.84	37,500	$ 106,500	11,655	25,845	$ 73,400
	3/9/2012	3/9/2012	$ 1.23	100,258	$ 123,317	32,278	67,980	$ 83,615
	5/10/2011	5/10/2012	$ 1.25	37,500	$ 46,875	11,655	25,845	$ 32,306
	5/10/2011	5/10/2012	$ 1.25	18,750	$ 23,438	5,828	12,922	$ 16,153
				285,342	**$ 465,184**	**95,503**	**189,839**	**$ 309,232**

- Shares withheld for taxes were retired and never sold in the open market.

January 2013 NASDAQ: HILL 29

30 Dot Hill Systems Executive Officer and Directors Beneficial Ownership Table NOTE: Applicable percentages are based on 58,420,244 shares outstanding on August 31, 2012. Shares Owned Unvested Options Exercisable Total Ownership Percent of Beneficial Owner (inc. vested RS) RS Awards as of 8/31/12 as of 8/31/12 Total Outstanding Dana Kammersgard* 673,460 37,500 1,108,124 1,819,084 3.11% President & CEO Hanif Jamal 221,088 18,750 570,485 810,323 1.39% CFO Charles Christ 228,061 45,841 190,000 463,902 0.79% Chairman & Nominating Committee Chair Thomas Marmen 32,500 - 86,875 119,375 0.20% Director Richard Mejia 32,500 - 88,958 121,458 0.21% Director Barry Rudolph 12,500 - - 12,500 0.02% Director Roderick Sherwood, III 32,500 - 130,000 162,500 0.28% Director and Audit Committee Chair br Tibey 15,000 - 25,625 40,625 0.07% Director and Compensation Committee Chair Total Directors and Executive Officers 1,247,609 102,091 2,200,067 3,549,767 6.08% NASDAQ: HILL January 2013